Pricing Supplement No. 11,398

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 22, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Partial Principal at Risk Jump Notes with Auto-Callable Feature due October 25, 2030

Based on the Performance of the S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, provide for the return of only the partial principal return amount, which is less than the stated principal amount, at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on the first determination date for the early redemption payment. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity and the underlier has appreciated in value, investors will receive the stated principal amount plus the upside payment. If, however, the underlier has depreciated in value, investors will lose 1% for every 1% decline in the level of the underlier over the term of the notes.

￭The notes are for investors who are concerned about principal risk and who are willing to forgo current income in exchange for the repayment of at least the partial principal return amount at maturity and the possibility of receiving an early redemption payment or payment at maturity that exceeds the stated principal amount. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$100,000
Underlier:	S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “underlying index”)
Strike date:	October 22, 2025
Pricing date:	October 22, 2025
Original issue date:	October 27, 2025
Final determination date:	October 22, 2030, subject to postponement for non-trading days and certain market disruption events
Maturity date:	October 25, 2030
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$961.40 per note. See “Estimated Value of the Notes” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per note	$1,000	$2.50	$997.50
Total	$100,000	$250	$99,750

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated February 7, 2025    Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Terms continued from the previous page
Automatic early redemption:

If, on the first determination date, the closing level of the underlier is greater than or equal to the call threshold level, the notes will be automatically redeemed for the early redemption payment on the early redemption date. No further payments will be made on the notes once they have been automatically redeemed.

First determination date:	October 26, 2026, subject to postponement for non-trading days and certain market disruption events
Call threshold level:	3,042.59, which is 100% of the initial level
Early redemption payment:	$1,130 per note
Early redemption date:	October 29, 2026
Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, investors will receive a payment at maturity determined as follows:

•If the final level is greater than the initial level:

stated principal amount + upside payment

•If the final level is equal to or less than the initial level:

stated principal amount × performance factor

Under no circumstances will the payment at maturity be less than the partial principal return amount.

Final level:	The closing level of the underlier on the final determination date
Initial level:	3,042.59, which is the closing level of the underlier on the strike date
Performance factor:	final level / initial level
Partial principal return amount:	95% of the stated principal amount
Upside payment:	stated principal amount × participation rate × underlier percent change
Participation rate:	100%
Underlier percent change:	(final level – initial level) / initial level
CUSIP:	61779P2F1
ISIN:	US61779P2F13
Listing:	The notes will not be listed on any securities exchange.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000. Our estimate of the value of the notes as determined on the pricing date is set forth on the cover of this document.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to the first determination date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on the first determination date. The payment at maturity will be determined by reference to the closing level of the underlier on the final determination date. The actual initial level and call threshold level were determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Early redemption payment:	$1,130 per note
Participation rate:	100%
Partial principal return amount:	95% of the stated principal amount

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

How to determine whether the notes will be automatically redeemed with respect to the first determination date:

	Closing Level of the Underlier on the First Determination Date	Early Redemption Payment
Example #1	40.00 (less than the call threshold level)	N/A
Example #2	300.00 (greater than or equal to the call threshold level)	$1,130

In example #1, because the closing level of the underlier is less than the call threshold level on the first determination date, the notes are not automatically redeemed on the early redemption date.

In example #2, because the closing level of the underlier is greater than or equal to the call threshold level on the first determination date, the notes are automatically redeemed on the early redemption date for the early redemption payment. Investors do not participate in any appreciation of the underlier. No further payments are made on the notes once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on the first determination date, the notes will not be automatically redeemed prior to maturity.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	110.00 (greater than the initial level)	stated principal amount + upside payment = stated principal amount + (stated principal amount × participation rate × underlier percent change) = $1,000 + ($1,000 × 100% × 10%) = $1,100
Example #2	100.00 (equal to the initial level)	$1,000
Example #3	98.00 (less than the initial level but greater than the partial principal return amount)	stated principal amount × performance factor = $1,000 × (98.00 / 100.00) = $980
Example #4	90.00 (equal to or less than the partial principal return amount)	$950

In example #1, the final level is greater than the initial level. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the underlier over the term of the notes.

In example #2, the final level is equal to the initial level. Therefore, investors receive at maturity the stated principal amount.

In example #3, the final level is less than the initial level but greater than the partial principal return amount. Therefore, investors receive at maturity a payment that reflects a loss of 1% of principal for each 1% decline in the level of the underlier.

In example #4, the final level is equal to or less than the partial principal return amount. Therefore, investors receive at maturity the partial principal return amount.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes may pay less than the stated principal amount, and may not pay more than the partial principal return amount. The notes provide for only the payment of a partial principal return amount, which is less than the stated principal amount, at maturity, and therefore do not guarantee the full return of principal at maturity. If the final level is less than the initial level, you will receive less than the stated principal amount at maturity.

￭The notes do not pay interest. Because the notes do not pay interest, if the notes have not been automatically redeemed prior to maturity and the final level is equal to or less than the initial level, you will not receive a positive return on your investment, and therefore the overall return on the notes (the effective yield to maturity) will be less than the amount that would be paid on an ordinary debt security, and you will not be compensated for the effects of inflation and other factors relating to the value of money over time.

￭If the notes are automatically redeemed prior to maturity, the appreciation potential of the notes is limited by the fixed early redemption payment specified for the first determination date. If the closing level of the underlier is greater than or equal to the call threshold level on the first determination date, the appreciation potential of the notes is limited by the fixed early redemption payment, and no further payments will be made on the notes once they have been redeemed. If the notes are automatically redeemed prior to maturity, you will not participate in any appreciation of the underlier, which could be significant. The fixed early redemption payment may be less than the payment at maturity you would receive for the same level of appreciation of the underlier had the notes not been automatically redeemed and instead remained outstanding until maturity.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of the underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or equity markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in the component securities of the underlier;

othe time remaining until the notes mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the initial level, or if market interest rates rise.

You can review the historical closing levels of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the closing level of the underlier will be greater than or equal to the call threshold level on the first determination date, or that the final level will be greater than the initial level, so that you will receive a payment on the notes that exceeds the stated principal amount of the notes, or that you will not lose some of your initial investment in the notes.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize taxable income on the notes prior to maturity. If you are a U.S. investor in a note, under the treatment of a note as a contingent payment debt instrument, you will generally be required to recognize taxable interest income in each year that you hold the note. In addition, any gain you recognize under the rules applicable to contingent payment debt instruments will generally be treated as ordinary interest income rather than capital gain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Risks Relating to the Underlier(s)

￭No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract. No assurance can be given that the investment strategy on which the underlier is based will be successful or that the underlier will outperform any alternative strategy that might be employed with respect to the futures contract. The underlier has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

￭The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier. The level of the underlier will track the performance of an index from which no such decrement is deducted, and as a result, the underlier will underperform the tracked index in all cases. The level of the underlier may decline even if the prices of the futures contract increase. Because of the deduction of the decrement, the underlier will underperform the performance of an identical index without such a decrement feature.

￭The underlier is subject to risks associated with the use of significant leverage. At times, the underlier will use significant leverage in an effort to achieve its target volatility. When the underlier employs leverage, any declines in the prices of the futures contract will be magnified, resulting in accelerated losses.

￭The underlier may not be fully invested. The underlier is rebalanced on an intraday basis, meaning that it is rebalanced several times a day. When such rebalancing occurs, the underlier’s exposure to the futures contract will be less than 100% when the implied volatility of the futures contract is above 40%. If the underlier’s exposure to the futures contract is less than 100%, the underlier will not be fully invested, and any uninvested portion will earn no return. The underlier may be significantly uninvested on any given day, and will realize only a portion of any gains due to appreciation of the futures contract on any such day. Additionally, the 4.0% per annum decrement is deducted daily, even when the underlier is not fully invested.

￭The underlier was established on August 30, 2024 and therefore has very limited operating history. The performances of the underlier and some of the component data have been retrospectively simulated for the period from January 1, 2020 to August 29, 2024. As such, performance for periods prior to the establishment of the underlier has been retrospectively simulated by Morgan Stanley & Co. LLC on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. The methodology used for the calculation and retrospective simulation of the underlier has been developed with the advantage of hindsight. In reality, it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical and may not be indicative of future performance.

￭As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record. All information regarding the performance of the underlier prior to August 30, 2024 is hypothetical and back-tested, as the underlier did not exist prior to that time. It is important to understand that hypothetical back-tested index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

oS&P® Dow Jones Indices LLC developed the rules of the underlier with the benefit of hindsight - that is, with the benefit of being able to evaluate how the underlier rules would have caused the underlier to perform had it existed during the hypothetical back-tested period.

oThe hypothetical back-tested performance of the underlier might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested index performance information in this document are not necessarily representative of the market conditions that will exist in the future.

oIt is impossible to predict whether the underlier will rise or fall. The actual future performance of the underlier may bear little relation to the historical or hypothetical back-tested levels of the underlier.

￭Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the notes. As the underlying index publisher for the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, S&P® Dow Jones Indices LLC can make methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. An underlying index publisher has no obligation to consider your interests in calculating or revising an underlying index. An underlying index publisher may discontinue or suspend calculation or publication of an underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

￭Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the notes.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the notes.

oLegal and regulatory changes could adversely affect the return on and value of the notes.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Historical Information

S&P® 500 Futures 40% Intraday 4% Decrement VT Index Overview

Bloomberg Ticker Symbol: SPXF40D4

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The underlying index publisher with respect to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the underlier is subject to a 4.0% per annum daily decrement. For additional information about the S&P® 500 Futures 40% Intraday 4% Decrement VT Index, see the information set forth under “Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index” below.

The inception date for the underlier was August 30, 2024. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to August 30, 2024. Such data must be considered illustrative only.

The closing level of the underlier on October 22, 2025 was 3,042.59. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2020* to October 22, 2025

*The red vertical line indicates August 30, 2024, which is the date on which the underlier was established. All information regarding the underlier prior to August 30, 2024 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Partial Principal at Risk Jump Notes with Auto-Callable Feature

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

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Partial Principal at Risk Jump Notes with Auto-Callable Feature

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Generally, this discussion assumes that you purchased the notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a note.

The notes should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement.  Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the notes during the year. Upon a taxable disposition of a note, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the notes. You generally must treat any income realized as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We have determined that the comparable yield for a note is a rate of 4.2322% per annum, compounded semi-annually. Based upon our determination of the comparable yield and assuming a semi-annual accrual period, the following table sets out the “projected payment schedule” per $1,000 principal amount of note, as well as the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note during each calendar period.

Projected Payment Date(s)

Projected Payment(s) (per $1,000)

Accrued OID During Calendar Period (per $1,000)

Total Accrued OID (per $1,000)

December 30, 2025

$0.0000

$7.4064

$7.4064

June 30, 2026

$0.0000

$21.3177

$28.7241

December 30, 2026

$0.0000

$21.7688

$50.4929

June 30, 2027

$0.0000

$22.2295

$72.7224

December 30, 2027

$0.0000

$22.6999

$95.4223

June 30, 2028

$0.0000

$23.1802

$118.6025

December 30, 2028

$0.0000

$23.6707

$142.2732

June 30, 2029

$0.0000

$24.1716

$166.4448

December 30, 2029

$0.0000

$24.6831

$191.1279

June 30, 2030

$0.0000

$25.2055

$216.3334

October 25, 2030

$1,232.7777

$16.4443

$232.7777

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the notes.

Non-U.S. Holders. If you are a Non-U.S. Holder, please also read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain

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Partial Principal at Risk Jump Notes with Auto-Callable Feature representations made by us, our counsel is of the opinion that Section 871(m) should not apply to the notes with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $997.50 per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. When you read the accompanying index supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus. Each of the product supplement, the index supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.

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Partial Principal at Risk Jump Notes with Auto-Callable Feature

Annex A—S&P® 500 Futures 40% Intraday 4% Decrement VT Index

Overview

The S&P® 500 Futures 40% Intraday 4% Decrement VT Index (the “SPXF40D4 Index”) is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC and was established on August 30, 2024. The SPXF40D4 Index employs a rules-based quantitative strategy that consists of a risk-adjusted approach based on volume-weighted average prices (“VWAPs”) of E-Mini S&P 500 Futures (the “futures contract”) and is rebalanced on an intraday basis. The strategy includes an overall volatility-targeting feature, and the SPXF40D4 Index is subject to a 4.0% per annum daily decrement.

SPXF40D4 Index Strategy

The SPXF40D4 Index was developed to provide rules-based exposure to unfunded, rolling positions in the futures contract, with a maximum exposure to the futures contract of 400%.

E-mini S&P 500 Futures

E-mini S&P 500 Futures are U.S. dollar-denominated futures contracts, based on the S&P 500® Index, traded on the Chicago Mercantile Exchange (the “CME”), representing a contract unit of $50 multiplied by the level of the S&P 500® Index, measured in cents per index point.

E-mini S&P 500 Futures contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the E-mini S&P 500 Futures contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini S&P 500 Futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of the futures contract is based on the opening prices of the component stocks in the S&P 500® Index, determined on the third Friday of the contract month. For more information on the S&P 500® Index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

SPXF40D4 Index Closing Level Calculation

On any day on which the level of the index is calculated (an “index calculation day”), the closing level of the SPXF40D4 Index will equal the sum of the cumulative return of the futures contract from the previous index calculation day to the current index calculation day (the “cumulative futures contract return”) and the closing level of the SPXF40D4 Index on the previous index calculation day minus a 4.0% per annum daily decrement (see “Decrement Deduction”).

The cumulative futures contract return from day t-1 to day t is calculated using hourly, volume-weighted data as follows:

(1)The product of (a) the VWAP of the futures contract calculated using execution window #1 on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)The sum of the product of (a) the VWAP of the futures contract calculated using execution window i on day t minus the VWAP of the futures contract calculated for the prior execution window i-1 on day t and (b) the number of futures contract units as of the prior observation window i-1 with respect to each of execution windows #2-7.

At the end of each execution window on an index calculation day, the intraday index level is calculated as follows:

With respect to execution window i=1 on day t

The sum of:

(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1; and

(2)the closing level of the SPXF40D4 Index with respect to day t-1.

With respect to execution windows i=2 through i=6 on day t

The sum of:

(1)The product of (a) the VWAP of the futures contract calculated using the first execution window on day t minus the VWAP of the futures contract calculated for execution window #7 with respect to the prior index calculation day (day t-1) and (b) the number of futures contract units as of the final observation window on day t-1;

(2)the closing level of the SPXF40D4 Index with respect to day t-1; and

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Partial Principal at Risk Jump Notes with Auto-Callable Feature

(3)the sum of the product of (a) the VWAP of the futures contract calculated for execution window i minus the VWAP of the futures contract calculated for the prior execution window i-1 and (b) the number of futures contract units as of the prior observation window i-1 for each of the execution windows on day t from and including execution window #2 through and including execution window i.

With respect to execution window i=7 on day t

The intraday index level with respect to execution window #7 on day t will be equal to the closing level of the SPXF40D4 Index with respect to day t.

Volume-Weighted Average Price (“VWAP”)

The closing level of the SPXF40D4 Index is in part calculated based on VWAPs of the futures contract calculated during different windows of time on the relevant index calculation days. The VWAP for the futures contract over a specific observation window is calculated by taking the sum of the products of (i) the price of a trade and (ii) the volume of such trade for all trades that occur within such observation window, and then dividing such sum by the total volume of trades that occur within the applicable observation window.

VWAP Observation and Execution Windows

For a scheduled full trading day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	10:00:00 to 10:05:00	09:55:00 to 10:15:00
2	11:00:00 to 11:05:00	10:55:00 to 11:15:00
3	12:00:00 to 12:05:00	11:55:00 to 12:15:00
4	13:00:00 to 13:05:00	12:55:00 to 13:15:00
5	14:00:00 to 14:05:00	13:55:00 to 14:15:00
6	15:00:00 to 15:05:00	14:55:00 to 15:15:00
7	15:55:00 to 16:00:00	15:55:00 to 16:00:00

For a scheduled full early close day, the VWAP observation and execution windows are defined as:

Window ID	Observation Window	Execution Window
1	12:55:00 to 13:00:00	12:55:00 to 13:00:00

All windows described above are in Eastern Time.

For VWAP calculations, trades that occur at times greater than or equal to the start time in a window and before the end time of the window are considered to have occurred within such window.

Calculating the Number of Futures Contract Units

When calculating the cumulative futures contract return, the number of futures contract units in the relevant observation window is calculated based on whether or not such observation window occurs on a day that is five business days prior to the expiry date of the current futures contract (an “index futures contract roll date”).

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Partial Principal at Risk Jump Notes with Auto-Callable Feature

The weight used to calculate the number of futures contract units in an observation window is based on the target volatility level for the SPXF40D4 Index and the realized volatility of the futures contract. There is a 35% cap on the change in weight from the weight used in the prior observation window, whether such change is positive or negative.

Decrement Deduction

The SPXF40D4 Index applies a 4.0% per annum daily decrement that will adversely affect the performance of the SPXF40D4 Index in all cases, regardless of whether the SPXF40D4 Index appreciates or depreciates. The decrement feature is applied so that 4.0% per annum is deducted daily from the closing level of the SPXF40D4 Index. The decrement is applied daily after any leverage has been applied. Because of the deduction of the decrement, the SPXF40D4 Index will underperform the performance of an identical index without such a decrement feature.

Volatility Targeting

On a daily basis, the SPXF40D4 Index’s exposure to the futures contract is adjusted in an effort to seek a target volatility of 40%. If the volatility level of the SPXF40D4 Index is less than the target volatility of 40%, the SPXF40D4 Index will employ leveraged exposure of up to four times (meaning the SPXF40D4 Index can have up to 400% exposure to the futures contract) to seek to achieve the target volatility. Under no circumstances will the SPXF40D4 Index employ exposure of greater than 400% to the futures contract. If the volatility level of the SPXF40D4 Index is above 40%, the SPXF40D4 Index’s exposure to the futures contract will be reduced to be less than 100% in an effort to seek the target volatility of 40%.

Intraday Rebalancing

The SPXF40D4 Index is rebalanced on an intraday basis, meaning that it is rebalanced at the end of each execution window that occurs on an index calculation day. Certain market disruption events, such as an unscheduled full-day market closure, may affect the timing of a rebalancing so that such rebalancing instead occurs on the next business day on which all necessary data is available.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the SPXF40D4 Index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house.

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Partial Principal at Risk Jump Notes with Auto-Callable Feature

Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.